PRINCIPAL INVESTORS FUND, INC.
                     CASH MANAGEMENT SUB-ADVISORY AGREEMENT


     AGREEMENT executed as of September 15, 2000, by and between PRINCIPAL MANAGEMENT CORPORATION, an Iowa Corporation (hereinafter called "the Manager") and PRINCIPAL CAPITAL INCOME INVESTORS, LLC, an Iowa Corporation (hereinafter called "PCII").

                              W I T N E S S E T H:

     WHEREAS, the Manager is the investment advisor of various series of Principal Investors Fund, Inc., (the "Fund"), an open-end management investment company registered under the Investment Company Act of 1940, as amended (the "1940 Act"); and

     WHEREAS, the Manager desires to retain PCII to furnish cash management advisory services in connection with the investment advisory services which the Manager has agreed to provide to the Fund, and PCII desires to furnish such services; and

     WHEREAS, the Manager has furnished PCII with copies properly certified or authenticated of each of the following:

     (a) Management Agreement (the "Management Agreement") with the Fund; and

     (b) Copies of the registration statement of the Fund as filed pursuant to the federal securities laws of the United States, including all exhibits and amendments.

     NOW, THEREFORE, in consideration of the premises and the terms and conditions hereinafter set forth, it is agreed as follows:

     1.  Appointment of PCII

     In accordance with and subject to the Management Agreement, the Manager hereby appoints PCII to perform cash management advisory services for each Series of the Fund identified in Schedule A hereto, subject to the control and direction of the Fund's Board of Directors for the period and on the terms hereinafter set forth. PCII accepts such appointment and agrees to furnish the services hereinafter set forth for the compensation herein provided. PCII shall for all purposes herein be deemed to be an independent contractor and shall, except as expressly provided or authorized, have no authority to act for or represent the Fund or the Manager in any way or otherwise be deemed an agent of the Fund or the Manager.

     2.  Compensation

     As full compensation for all services rendered and obligations assumed by PCII hereunder with respect to the Fund, the Manager shall pay PCII within 10 days after the end of each calendar month, or as otherwise agreed, an amount representing PCII's actual cost of providing such services and assuming such obligations.

     3.  Duration and Termination of This Agreement

     This Agreement shall become effective on the latest of (i) the date of its execution, (ii) the date of its approval by a majority of the directors of the Fund, including approval by the vote of a majority of the directors of the Fund who are not interested persons of the Manager, Principal Life Insurance Company, PCII or the Fund cast in person at a meeting called for the purpose of voting on such approval and (iii) the date of its approval by a majority of the outstanding voting securities of the Series. It shall continue in effect thereafter from year to year provided that the continuance is specifically approved at least annually either by the Board of Directors of the Fund or by a vote of a majority of the outstanding voting securities of the Series and in either event by vote of a majority of the directors of the Fund who are not interested persons of the Manager, Principal Life Insurance Company, PCII or the Fund cast in person at a meeting called for the purpose of voting on such approval. This Agreement may, on sixty days written notice, be terminated at any time without the payment of any penalty, by the Board of Directors of the Fund, by vote of a majority of the outstanding voting securities of the Series, PCII or by the Manager. This Agreement shall automatically terminate in the event of its assignment. In interpreting the provisions of this Section 3, the definitions contained in Section 2(a) of the Investment Company Act of 1940 (particularly the definitions of "interested person," "assignment" and "voting security") shall be applied.

     4.  Amendment of this Agreement

     No amendment of this Agreement shall be effective until approved by vote of the holders of a majority of the outstanding voting securities of the Series and by vote of a majority of the directors of the Fund who are not interested persons of the Manager, PCII, Principal Life Insurance Company or the Fund cast in person at a meeting called for the purpose of voting on such approval.

     5.  General Provisions

     (a) Each party agrees to perform such further acts and execute such further documents as are necessary to effectuate the purposes hereof. This Agreement shall be construed and enforced in accordance with and governed by the laws of the State of Iowa. The captions in this Agreement are included for convenience only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.

     (b) Any notice under this Agreement shall be in writing, addressed and delivered or mailed postage pre-paid to the other party at such address as such other party may designate for the receipt of such notices. Until further notice to the other party, it is agreed that the address of the Manager and of PCII for this purpose shall be The Principal Financial Group, Des Moines, Iowa 50392-0200.

     (c) PCII agrees to notify the Manager of any change in PCII's officers and directors within a reasonable time after such change.

     IN WITNESS WHEREOF, the parties have duly executed this Agreement on the date first above written.

           PRINCIPAL CAPITAL INCOME INVESTORS, LLC


           By /s/Randall C. Munct
              -------------------------------------------------------
               Randall C. Mundt, Executive Director


           PRINCIPAL MANAGEMENT CORPORATION


           By /s/Ralph C. Eucher
              -------------------------------------------------------
               Ralph C. Eucher, President



                                   Schedule A


PCII provides cash management investment advisory services for each Series of Principal Investors Fund, Inc. identified below:

         Series

Balanced Fund
International  Emerging Markets Fund
International Fund I
International SmallCap Fund
LargeCap  Blend Fund
LargeCap  Growth  Fund
LargeCap  S&P 500 Index Fund
LargeCap  Value Fund
MidCap  Blend Fund
MidCap  Growth Fund
MidCap S&P 400 Index Fund
MidCap Value Fund
Real Estate Fund
SmallCap Blend Fund
SmallCap Growth Fund
SmallCap S&P 600 Index Fund
SmallCap Value Fund